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                              EXTENSION AGREEMENT

         This EXTENSION AGREEMENT ("Extension") is made and entered into as of March 24, 2003 and is by and among, AMERALIA, INC., a Utah corporation ("AmerAlia"), NATURAL SODA HOLDINGS, INC. formerly known as Natural Soda, Inc. a Colorado corporation that is wholly-owned by AmerAlia ("NSHoldings"), SENTIENT GLOBAL RESOURCES FUND I, L.P. ("SENTIENT FUND") and SENTIENT GLOBAL RESOURCES TRUST NO. 1 ("SENTIENT TRUST") (each being a "Party").

                                    RECITALS:

         A. The Parties entered into a Closing Agreement dated as of February 20, 2003 (the "Closing Agreement") and pursuant to that agreement, NSHoldings executed and delivered a promissory note (the "Note") in the amount of $24,000,000, due March 24, 2003, payable to Sentient Fund and Sentient Trust (collectively, the "Sentient Entities").

         B. Not all of the conditions precedent have occurred or waived and the Parties wish to extend the Maturity Date of the Note.

         NOW, THEREFORE, intending to be legally bound and for good and adequate consideration, the receipt and sufficiency of which AmerAlia, NSHoldings, and each of the Sentient Entities acknowledge, the parties hereto agree as follows:

         1. Note Maturity Date. The Maturity Date of the Note is changed to April 17, 2003.

         2. No Other Changes. To the extent that this Extension conflicts with, modifies or supplements the Closing Agreement, the provisions contained in this Extension shall prevail and control, but in all other respects, said Closing Agreement is ratified and confirmed.

         IN WITNESS WHEREOF, the parties have executed this Extension to be effective as of March 24, 2003.

NATURAL SODA HOLDINGS, INC.                     AMERALIA, INC.


By: /s/ Bill H. Gunn                            By:  /s/ Bill H. Gunn
   -------------------                               ----------------------
        Bill H. Gunn, Chairman                           Bill H. Gunn, President

THE SENTIENT GROUP
ON BEHALF OF

SENTIENT GLOBAL RESOURCES FUND I, L.P.
AND
SENTIENT GLOBAL RESOURCES
TRUST NO. 1



By:      /s/ Mark Jackson
   -----------------------------------------
          (Signature)
         Mark Jackson,  Director
--------------------------------------------
          (Print Name and Title)